UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2009

ASIA PREMIUM TELEVISION GROUP, INC

(Exact name of registrant as specified in its charter)

Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 602, 2 North Tuanjiehu Street, Chaoyang District

Beijing, 100026, People's Republic Of China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 6582-7900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers；Election of Directors;

On September 25, 2009, the Company accepted the voluntary resignations of Mr. Lou Peide as director and Mr. Xing Jing as director. Neither Mr. Lou nor Mr. Xing did resign over disagreements with the Company on any matter relating to the Company’s operations, polices or practices.

On that same date, the Board of Directors of the Company appointed Mr. Xiangyang Liu (age 40) and Ms. Yanhong Deng (age 30) to serve as directors of our Board of Directors. The Company has not determined whether the new directors will be members of any committee of the Board of Directors. There are no arrangements or understandings between any of the new directors and any other persons, pursuant to which such director was selected as a director. There have been no transactions nor are any transactions pending involving the Company and any of the new directors (or any related parties) in amount exceeding $120,000. No compensation arrangement in such capacity as a director has been determined as of this date for any of the new directors.

Mr. Xiangyang Liu has extensive experience in tourism industry. From 2004 to the present, he has been the general manager of Beijing Hua Yang Hong Ji Tourism Investment Limited, a PRC company located in Beijing and an affiliate of Beijing Hua Hui Hengye Investment Ltd .(“Beijing Hua Hui”) the Company’s largest shareholder. From 2000 to 2004, Mr. Liu served as the manager of Beijing Hui Zu Exhibition Limited. From 2007 to 2009, Mr. Liu served as the general manager of Beijing Custom Tourism Investment Limited.

From 2008 to the present, Ms. Deng is the vice general manager of Beijing Hua Hui. Currently, Ms. Deng is also the director of the corporate culture center of Beijing Hua Hui. From 2007 to 2008, Ms. Deng served as the manager of the Guest Room Department of the Headquarter of Beijing Urban Construction Group. From 2003 to 2007, Ms. Deng served as the manager of the Lobby Department of Bei Yuan Hotel of Beijing Urban Construction Group.

Item 9.01. Financial Statements and Exhibits.

99.1 Resignation Letter of Xing Jing

99.2 Resignation Letter of Lou Peide

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: September 29, 2009	By:/s/	Menghua Liu
	Name:	Menghua Liu
	Title:	Chief Executive Officer and Chairman